UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. ____)*

                           MICROFINANCIAL INCORPORATED
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)


                                   595072 10 9
                                 (CUSIP Number)


                                       N/A
             (Date of Event Which Required Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]    Rule 13d-1(b)
[X]      Rule 13d-1(c)
[   ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  595072 10 9                                             Page  2 of 15

1. NAME OF REPORTING PERSONS, I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

         Alex R. Lieblong

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

         (a)      [  ]
         (b)      [  ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER: 767,600

6.       SHARED VOTING POWER: 0

7.       SOLE DISPOSITIVE POWER: 767,600

8.       SHARED DISPOSITIVE POWER: 0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         767,600

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES

         [  ] Not applicable

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.0%

12.      TYPE OF REPORTING PERSON

         IN

CUSIP NO.  595072 10 9                                             Page  3 of 15

1. NAME OF REPORTING PERSONS, I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

         Key Colony Management, LLC

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

         (a)      [  ]
         (b)      [  ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER: 671,700

6.       SHARED VOTING POWER: 0

7.       SOLE DISPOSITIVE POWER: 671,700

8.       SHARED DISPOSITIVE POWER: 0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         671,700

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES

         [  ]  Not applicable

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.2%

12.      TYPE OF REPORTING PERSON

         OO

CUSIP NO.  595072 10 9                                             Page  4 of 15

1. NAME OF REPORTING PERSONS, I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

         Key Colony Fund, LP

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

         (a)      [  ]
         (b)      [  ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER: 671,700

6.       SHARED VOTING POWER: 0

7.       SOLE DISPOSITIVE POWER: 671,700

8.       SHARED DISPOSITIVE POWER: 0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         671,700

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES

         [  ]  Not applicable

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.2%

12.      TYPE OF REPORTING PERSON

         PN

CUSIP NO.  595072 10 9                                             Page  5 of 15

1. NAME OF REPORTING PERSONS, I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

         Lieblong Transport, Inc.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

         (a)      [  ]
         (b)      [  ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER: 0

6.       SHARED VOTING POWER: 0

7.       SOLE DISPOSITIVE POWER: 0

8.       SHARED DISPOSITIVE POWER: 0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES

         [  ]  Not applicable

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12.      TYPE OF REPORTING PERSON

         CO

CUSIP NO.  595072 10 9                                             Page  6 of 15

1. NAME OF REPORTING PERSONS, I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

         Alex R. Lieblong IRA

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

         (a)      [  ]
         (b)      [  ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER: 4,100

6.       SHARED VOTING POWER: 0

7.       SOLE DISPOSITIVE POWER: 4,100

8.       SHARED DISPOSITIVE POWER: 0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,100

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES

         [  ]  Not applicable

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.1%

12.      TYPE OF REPORTING PERSON

         EP

CUSIP NO.  595072 10 9                                             Page  7 of 15

1. NAME OF REPORTING PERSONS, I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

         Jason R. Lieblong

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

         (a)      [  ]
         (b)      [  ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER: 0

6.       SHARED VOTING POWER: 0

7.       SOLE DISPOSITIVE POWER: 0

8.       SHARED DISPOSITIVE POWER: 0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES

         [  ]  Not applicable

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12.      TYPE OF REPORTING PERSON

         IN

CUSIP NO.  595072 10 9                                             Page  8 of 15

1. NAME OF REPORTING PERSONS, I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

         Paul Spann

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

         (a)      [  ]
         (b)      [  ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER: 8,900

6.       SHARED VOTING POWER: 0

7.       SOLE DISPOSITIVE POWER: 8,900

8.       SHARED DISPOSITIVE POWER: 0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,900

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES

         [  ]  Not applicable

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.1%

12.      TYPE OF REPORTING PERSON

         IN

CUSIP NO.  595072 10 9                                             Page  9 of 15

ITEM 1.  (a)      NAME OF ISSUER:

                  Microfinancial Incorporated

            (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  950 Winter Street, Waltham, MA 02451

ITEM 2.    (a)    NAME OF PERSON FILING:

                  The names of the reporting persons are Alex R. Lieblong, Key Colony Management, LLC, Key Colony Fund, LP, Lieblong Transport, Inc., Alex R. Lieblong IRA, Jason R. Lieblong, and Paul Spann.

           (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                  RESIDENCE:

                  The business address for all of the reporting persons is 10825 Financial Centre Parkway, Suite 100, Little Rock, Arkansas 72211.

           (c)    CITIZENSHIP:

                  Alex R. Lieblong, Jason R. Lieblong, and Paul Spann are citizens of the United States of America. Key Colony Management, LLC, Key Colony Fund, LP, Lieblong Transport, Inc. are entities formed under Delaware law. The Alex R. Lieblong IRA is formed under Arkansas law.

          (d)     TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.01 per share.

         (e)      CUSIP NUMBER:

                  595072 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)   [ ] Broker or Dealer registered under Section 15 of the Act

         (b)   [ ] Bank as defined in Section 3(a)(6) of the Act

         (c)   [ ] Insurance Company as defined in Section 3(a)(19) of the Act

         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

CUSIP NO.  595072 10 9                                             Page 10 of 15

         (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

         (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

         (g)   [ ] Parent   Holding   Company,   in   accordance   with  Section
                   240.13b-1(b)(1)(ii)(G)

         (h)   [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

                   Not Applicable

ITEM 4. OWNERSHIP.

The percentage calculations below are based on an assumed 12,821,946 shares of outstanding Common Stock, as shown on the Company Form 10-Q for the quarter ending on March 31, 2002.

Alex R. Lieblong
----------------

     (A)   Amount Beneficially Owned: 767,600

     (B)   Percent of Class: 6.0%

     (C)   Number of shares as to which such person has:

           (i)   sole power to vote or direct the vote: 767,600

           (ii)  shared power to vote or to direct the vote: 0

           (iii) sole power to dispose or to direct the disposition of: 767,600

           (iv)  shared power to dispose or to direct the disposition of: 0

Of the 767,600 shares reported in (A) above: 91,800 are directly held by Mr. Lieblong, 4,100 are held by Alex R. Lieblong IRA, and 671,700 are held by Key Colony Fund, LP.

The filing of this statement shall not be construed as an admission that Mr. Lieblong is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or otherwise, the beneficial owner of any securities covered by this statement.

CUSIP NO.  595072 10 9                                             Page 11 of 15

Key Colony Management, LLC
--------------------------

     (A)   Amount Beneficially Owned: 671,700

     (B)   Percent of Class: 5.2%

     (C)   Number of shares as to which such person has:

           (i)   sole power to vote or direct the vote: 671,700

           (ii)  shared power to vote or to direct the vote: 0

           (iii) sole power to dispose or to direct the disposition of: 671,700

           (iv)  shared power to dispose or to direct the disposition of: 0

The 671,700 shares reported in (A) above are held by Key Colony Fund, LP.

The filing of this statement shall not be construed as an admission that Key Colony Management, LLC is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or otherwise, the beneficial owner of any securities covered by this statement.

Key Colony Fund, LP
-------------------

     (A)   Amount Beneficially Owned: 671,700

     (B)   Percent of Class: 5.2%

     (C)   Number of shares as to which such person has:

           (i)   sole power to vote or direct the vote: 671,700

           (ii)  shared power to vote or to direct the vote: 0

           (iii) sole power to dispose or to direct the disposition of: 671,700

           (iv)  shared power to dispose or to direct the disposition of: 0

Lieblong Transport, Inc.
------------------------

     (A)   Amount Beneficially Owned: 0

     (B)   Percent of Class: 0%

     (C)   Number of shares as to which such person has:

CUSIP NO.  595072 10 9                                             Page 12 of 15

           (i)   sole power to vote or direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 0

           (iii) sole power to dispose or to direct the disposition of: 0

           (iv)  shared power to dispose or to direct the disposition of: 0

Alex R. Lieblong IRA
--------------------

     (A)   Amount Beneficially Owned: 4,100

     (B)   Percent of Class: 0.1%

     (C)   Number of shares as to which such person has:

           (i)   sole power to vote or direct the vote: 4,100

           (ii)  shared power to vote or to direct the vote: 0

           (iii) sole power to dispose or to direct the disposition of: 4,100

           (iv)  shared power to dispose or to direct the disposition of: 0

Jason R. Lieblong
-----------------

     (A)   Amount Beneficially Owned: 0

     (B)   Percent of Class: 0%

     (C)   Number of shares as to which such person has:

           (i)   sole power to vote or direct the vote: 0

           (ii)  shared power to vote or to direct the vote: 0

           (iii) sole power to dispose or to direct the disposition of: 0

           (iv)  shared power to dispose or to direct the disposition of: 0

Paul Spann
----------

     (A)   Amount Beneficially Owned: 8,900

     (B)   Percent of Class: 0.1%

CUSIP NO.  595072 10 9                                             Page 13 of 15

     (C)   Number of shares as to which such person has:

           (i)   sole power to vote or direct the vote: 8,900

           (ii)  shared power to vote or to direct the vote: 0

           (iii) sole power to dispose or to direct the disposition of: 8,900

           (iv)  shared power to dispose or to direct the disposition of: 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
        ANOTHER PERSON.

        Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
        THE GROUP.

        See Exhibit A.


ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not Applicable

ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO.  595072 10 9                                             Page 14 of 15

                                                      SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 15, 2002                          KEY COLONY FUND, LP

                                       By: /s/ Alex R. Lieblong
                                           --------------------------------
                                       Name: Alex R. Lieblong
                                       Title: Manager


                                       KEY COLONY MANAGEMENT, LLC

                                       By: /s/ Alex R. Lieblong
                                           --------------------------------
                                       Name: Alex R. Lieblong
                                       Title: Manager


                                       LIEBLONG TRANSPORT, INC.

                                       By: /s/ Alex R. Lieblong
                                           --------------------------------
                                       Name: Alex R. Lieblong
                                       Title: President


                                       ALEX R. LIEBLONG IRA
                                       By:  /s/ Alex R.  Lieblong
                                           --------------------------------
                                       Name: Alex R. Lieblong
                                       Title: Trustee


                                       /s/ Alex R. Lieblong
                                       ------------------------------------
                                       ALEX R. LIEBLONG


                                       /s/ Jason R. Lieblong
                                       ------------------------------------
                                       JASON R. LIEBLONG


                                       /s/ Paul Spann
                                       ------------------------------------
                                       PAUL SPANN

CUSIP NO.  595072 10 9                                             Page 15 of 15

                                    EXHIBIT A
                                    ---------

                          AGREEMENT AS TO JOINT FILING

     Pursuant  to  Regulation  Section  240.13d-1(k)(1)(iii),   the  undersigned
acknowledge and agree that the attached Schedule 13G relating to Microfinancial Incorporated is being filed on behalf of each of the undersigned.

July 15, 2002                      KEY COLONY FUND, LP

                                   By: /s/ Alex R. Lieblong
                                       ------------------------------------
                                   Name: Alex R. Lieblong
                                   Title: Manager


                                    KEY COLONY MANAGEMENT, LLC

                                    By: /s/ Alex R. Lieblong
                                       ------------------------------------
                                    Name: Alex R. Lieblong
                                    Title: Manager


                                    LIEBLONG TRANSPORT, INC.

                                    By: /s/ Alex R. Lieblong
                                       ------------------------------------
                                    Name: Alex R. Lieblong
                                    Title: President


                                    ALEX R. LIEBLONG IRA
                                    By:  /s/ Alex R. Lieblong
                                       ------------------------------------
                                    Name: Alex R. Lieblong
                                    Title: Trustee

                                    /s/ Alex R. Lieblong
                                    ---------------------------------------
                                    ALEX R. LIEBLONG

                                    /s/ Jason R. Lieblong
                                    --------------------------------------
                                    JASON R. LIEBLONG

                                    /s/ Paul Spann
                                    --------------------------------------
                                    PAUL SPANN